Report of Independent Auditors
                   To the Shareholders of
Harris Bretall Sullivan & Smith Growth Equity Fund and the
Board of Trustees of Professionally Managed Portfolios

We have audited the accompanying statement of assets and liabilities of Harris Bretall Sullivan & Smith Growth Equity Fund (the Fund), a series of Professionally Managed Portfolios, including the schedule of investments, as of March 31, 1997, and the related statements of operations, changes in net assets, and the financial highlights for the period from May 1, 1996 (commencement of operations) through March 31, 1997. These financial statements and financial highlights are the responsibility of the Fund's it.

 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 1997, by correspondence with the custodian and brokers. An audit also includes accessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Harris Bretall Sullivan & Smith Growth Equity Fund as of March 31, 1997, the results of its operations, the changes in its net assets, and the financial highlights for the period from May 1, 1996
 (commencement of operations) through March 31, 1997, in conformity with generally accepted accounting principles.



Los Angeles, California
May 9, 1997